Exhibit 10.4

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411

CONFIDENTIAL

July 30, 2021

Alicia Löffler, Ph.D.
Executive Director, Associate Provost for Innovation and New Ventures, and Associate Vice President for Research Northwestern University
1800 Sherman Avenue
Evanston, IL 60202

Re: Side Agreement to “Northwestern Agreements” in Relation to Ipsen Sublicense

Dear Dr. Löffler:

Reference is hereby made to that certain License Agreement effective as of May 27, 2014, as amended on June 11, 2018 and November 13, 2019 (the “2014 Agreement”), and that certain Restated License Agreement restated on August 15, 2015 and effective as of December 12, 2011, as amended on September 27, 2016, November 30, 2017 and January 1, 2019 and November 30, 2019 (the “2011 Agreement”), in each case, by and between Northwestern University, an Illinois not-for-profit corporation with a principal place of business at 633 Clark Street, Evanston, Illinois, 60208 (“Northwestern”), and Exicure, Inc., a Delaware corporation with a principal place of business at 8045 Lamon Avenue, Skokie, Illinois, 60077 (“Exicure”). The “Northwestern Agreements” means, collectively, the 2011 Agreement and the 2014 Agreement.

WHEREAS, pursuant to the Northwestern Agreements, Northwestern has granted Exicure an exclusive license to certain Patent Rights, and a non-exclusive license to certain Know-How (each as defined in the Northwestern Agreements) and other rights (in total, the “Exicure Rights”);

WHEREAS, Exicure is granting an option to sublicense certain of the Exicure Rights to IPSEN BIOPHARM LIMITED, a company organized under the laws of England, located at Ash Road, Wrexham Industrial Estate, Wrexham LL13 9UF, United Kingdom (“Ipsen”) pursuant to the Collaboration, Option and License Agreement, dated on the date hereof, between Exicure and Ipsen (the “Sublicense Agreement”), upon the execution of which Ipsen would become a Sublicensee (as defined under the Northwestern Agreements).

NOW THEREFORE, in order to clarify certain provisions of the Northwestern Agreements, including the consequences to Ipsen in the event of a termination by Northwestern of some or all of the Exicure Rights pursuant to Section 10 of the Northwestern Agreements, Exicure, Northwestern and Ipsen hereby enter into this side agreement (“Side Agreement”). Unless otherwise expressly stated in this Side Agreement, all provisions of the Northwestern Agreements and of the Sublicense Agreement remain unchanged and in full force and effect. Unless defined in this Side Agreement or otherwise indicated, all capitalized terms shall have the meanings assigned to them in the Sublicense Agreement.

Exicure, Northwestern and Ipsen, each intending to be legally bound by this Side Agreement, hereby agree to the following:

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411
(a)    Northwestern hereby consents and agrees that, notwithstanding Section 2.7 of the Northwestern Agreements, Northwestern hereby consents to the grant of sublicenses by Ipsen as follows:

(i)Ipsen may grant sublicenses (through multiple tiers) of each license granted to Ipsen under Section 7.1 of the Sublicense Agreement to: (A) Affiliates of Ipsen, provided that any such sublicense to an Affiliate of Ipsen will immediately terminate if and when such party ceases to be an Affiliate of Ipsen, or (B) Sublicensees, on the following conditions: (1) Exicure’s obligations to such sublicensed Affiliate or Sublicensee will be no broader than Exicure’s obligations were to Ipsen under the Sublicense Agreement prior to Ipsen’s grant of such a sublicense, and (2) Ipsen will be liable for any act or omission of any such sublicensed Affiliate or Sublicensee that is a breach of any of Ipsen’s obligations under the Sublicense Agreement as though the same were a breach by Ipsen. Ipsen agrees to (x) notify Exicure in writing no later than twenty-four (24) hours prior to entering into a sublicense agreement with a Sublicensee, and (y) provide Exicure with a copy of such executed sublicense agreement with a Sublicensee within thirty (30) days after the effective date of such agreement (subject to reasonable redaction as Ipsen reasonably believes appropriate to comply with confidentiality obligations, including financial provisions and sensitive information as applicable). Notwithstanding the foregoing, in the event Ipsen intends to grant a sublicense to an Affiliate or Third Party that constitutes a Restricted Party, Ipsen shall provide prior written notice to Northwestern, and Ipsen may not grant such sublicense without Northwestern’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that Northwestern’s prior written consent shall be deemed to be granted if Northwestern does not provide written notice of any objection to Ipsen within ten (10) Business Days of such notice from Ipsen. For purposes of this Section (a)(i) a “Restricted Party” shall mean any third party with whom, in Ipsen’s good faith determination, it would be inappropriate for Northwestern to contract or affiliate with taking into consideration (a) Northwestern’s status and obligations as an educational institution and (b) the negative impact such relationship will likely have on Northwestern’s reputation with the general public. Without limiting the foregoing, “Restricted Party” shall include any person or entity for which the U.S. government maintains restrictions on certain exports, reexports or transfers of items, including any person or entity appearing on the Consolidated Screening List maintained by the International Trade Administration of the United States Department of Commerce. In addition, for each sublicense granted by Ipsen to a Third Party other than a subcontractor of Ipsen, Ipsen (a) shall promptly notify Exicure of the granting of each sublicense, (b) shall provide to Exicure a written copy of each sublicense agreement (which copy may be reasonably redacted as necessary to protect confidential or commercially sensitive information) and (c) shall ensure that the terms of any sublicense agreement (i) are subject to and subordinate to the Sublicense Agreement and (ii) without limiting the foregoing, contain provisions requiring that the Sublicensee (A) comply with the confidentiality and non-use provisions of Article 12 of the Sublicense Agreement with respect to Exicure’s Confidential Information and (B) submit applicable sales or other reports to Ipsen to the extent necessary or relevant to the reports required to be made or records required to be maintained under the Sublicense Agreement. For the avoidance of doubt, except as otherwise set forth in this Side Agreement, all obligations of “Licensee” and “Sublicensee” (as those terms are used in Section 2.7 of the Northwestern Agreements) are still in effect.

(ii)Ipsen may transfer the Sublicense Agreement and Ipsen’s sublicensees may transfer their sublicense agreements, in each case, including by direct assignment or further sublicensing, or indirectly by operation of law or transfer of voting control of Ipsen or such

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411
sublicensees, without the prior written approval of Northwestern, except no transfer is permitted to a Restricted Party without Northwestern’s prior written consent.

(iii)Northwestern acknowledges and agrees that the Sublicense Agreement is consistent with all terms and conditions of the Northwestern Agreements.

(b)Notwithstanding Section 2.7 of the Northwestern Agreements, in the event of (i) a termination of either or both of the Northwestern Agreements for any reason, or (ii) the rejection of either or both of the Northwestern Agreements in any bankruptcy proceeding pursuant to 11 U.S.C. § 365:

(i)Northwestern, after receiving or providing notice, as applicable, of such termination or rejection, shall promptly notify Ipsen in writing of such termination or rejection, as applicable (the “Termination Notice”). Unless Ipsen is then in material breach of the Sublicense Agreement, Ipsen may provide written notice to Northwestern within thirty (30) days of the Termination Notice (the “Springing Notice”), and Ipsen, automatically and without further required action, shall be granted the same rights (including the grant of licenses) of Exicure under the Northwestern Agreements to the extent of the sublicensed rights granted to Ipsen pursuant to the Sublicense Agreement (or that would be granted to Ipsen pursuant to the Sublicense Agreement following exercise of the Option (as defined therein)) (the “Direct License”), and Northwestern hereby grants such Direct License to Ipsen effective upon receipt of such Springing Notice retroactively to the date of such termination or rejection. For clarity, if Northwestern grants a Direct License to Ipsen, then all sublicenses granted by Ipsen pursuant to Section (a)(i) shall survive such termination or rejection of either or both of the Northwestern Agreements. By sending the foregoing Springing Notice, Ipsen will be deemed to have assumed the same rights and responsibilities of Exicure under the Northwestern Agreements, to the extent arising out of the practice of the sublicensed rights granted by Exicure to Ipsen under the Sublicense Agreement. Notwithstanding the foregoing, (a) the scope of the rights and obligations of Ipsen pursuant to the Direct License shall not in any respect exceed the scope and limitations of the rights and obligations of Ipsen under the Sublicense Agreement, (b) Ipsen shall not be responsible for any obligations (financial or otherwise) arising out of the activities of any sublicensee of Exicure other than Ipsen and its Affiliates and sublicensees and (c) Ipsen shall not be responsible for any obligations (financial or otherwise), including, without limitation, one-time or annual license fees, that have already accrued or been satisfied by Exicure prior to the termination or rejection of the Northwestern Agreements. For the sake of clarity, as part of assuming the rights and responsibilities of Exicure, Ipsen will pay Northwestern any annual license fee that may thereafter become payable to Northwestern under Section 5.4 of the 2011 Agreement or Section 5.3(b) of the 2014 Agreement, such amount to be pro-rated based on the then-current number of sublicenses granted by Exicure under each Northwestern Agreement that become direct licenses from Northwestern after such termination or rejection, as applicable. For clarity, any such annual license fee paid by Ipsen under this Section (b)(i) shall, in accordance with Section 5.4 of the 2011 Agreement or Section 5.3(b) of the 2014 Agreement, as applicable, be creditable against future royalties payable to Northwestern by Ipsen pursuant to the Direct License. As between Northwestern and Exicure, Exicure shall have no responsibility with respect to any obligations of Ipsen that accrue after the effective date of any such termination or rejection.

(ii)In the event of a Direct License, if the Sublicense Agreement remains in effect, Ipsen shall remain fully responsible for making all payments to Exicure as required under the Sublicense Agreement, but shall be entitled to deduct 100% of the payments that are made

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411
directly to Northwestern pursuant to the Direct License from the payments that are owed to Exicure under the Sublicense Agreement. Such set-off right shall be without limitation of any other rights or remedies that Ipsen may have under the Sublicense Agreement, at law or in equity.

(iii)Each party shall perform, or cause to be performed, all such further acts, and shall execute and deliver all such other agreements and documents, as the other parties may reasonably request in order to carry out the intent and purposes of this Section (b), including the execution and delivery of any instruments or documents requested by Ipsen to evidence the grant of a Direct License.

(c)Notwithstanding Section 6.2 of the Northwestern Agreements, Northwestern agrees that Ipsen may only be audited directly by or on behalf of Exicure pursuant to the terms of the Sublicense Agreement, and the results of such audit may be shared with Northwestern subject to treatment as Confidential Information of Exicure under the Northwestern Agreements. As between Exicure and Northwestern, Northwestern shall have the right to: (i) request Exicure to exercise its right to audit Ipsen under Section 8.5(e) of the Sublicense Agreement, at Exicure’s (or, if applicable pursuant to Section 8.5(e)(iii) of the Sublicense Agreement, Ipsen’s) cost, and (ii) approve Exicure’s selection of an independent public accounting firm of internationally recognized standing for purposes of such audit.

(d)With respect to Article 8 of the Northwestern Agreements, Exicure may, upon written notice to Northwestern, permit Ipsen or Ipsen’s sublicensees to directly exercise any of Exicure’s rights thereunder. In addition, notwithstanding anything to the contrary in Article 8 of the Northwestern Agreements, on a Program-by-Program basis, from and after the Option Exercise Date for such Program, in the event that (i) Exicure or Ipsen becomes aware of any actual or suspected infringement of any Exicure SNA Patent with respect to such Program by a product primarily targeting the Target in such Program, (ii) any such Exicure SNA Patent is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations) or (iii) Exicure or Ipsen receives a Notice of Paragraph IV Patent certification, such party will notify the other party promptly, and following such notification, Exicure and Ipsen will confer. Ipsen will have the sole right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control. Upon Ipsen’s request, Northwestern shall join any such action at Ipsen’s reasonable cost and expense, provided that, if such action is not an enforcement action brought under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. ch. 9 § 301; 21 U.S.C. ch. 9, subch. V §§ 355 & 360cc (or its successor or equivalent law) or under the Biologics Price Competition and Innovation Act (or its successor or equivalent law), as applicable, such joinder shall be subject to Northwestern’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Northwestern will not exercise its right under Sections 8.2 and 8.4 of the Northwestern Agreements to enforce or defend (as applicable) the applicable Patent with respect to an infringement if Ipsen notifies Exicure and Northwestern of a strategic rationale in good faith for non-enforcement of the applicable Patent. Notwithstanding Section 8.3 of the Northwestern Agreements, Ipsen shall also have the right to, subject to Exicure’s prior written consent, not to be unreasonably withheld, conditioned or delayed, settle any such action or proceeding by sublicense (including, at Ipsen’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to a compound or product (including a Generic Product) in the Territory), provided that any settlement that (A) imposes any costs or liability on, or involves any admission (including any admission of infringement or invalidity or unenforceability) by Northwestern, or (B) imposes restrictions or obligations not otherwise permitted

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411
by the applicable Northwestern Agreement on Northwestern, or (C) admits the invalidity or unenforceability (in whole or in part) of any Patent Right (as defined in the Northwestern Agreements); shall, in each case, be subject to the express written consent of Northwestern, which consent shall not be unreasonably withheld, conditioned or delayed. Ipsen shall keep Exicure and Northwestern reasonably informed of any material steps taken in connection with any action under this Section (d), and shall consider in good faith any comments from Exicure or Northwestern with respect thereto.

(e)In the event that Exicure’s licenses under either Northwestern Agreement would be rendered non-exclusive under Section 10.4 of such Northwestern Agreement, other than as a result of an act or omission on the part of Ipsen or any of its Affiliates or sublicensees, Northwestern agrees that, subject to Ipsen’s continued compliance with its obligations under the Sublicense Agreement and this Side Agreement, the licenses granted to Exicure will remain exclusive with respect to the field of the licenses granted to Ipsen under the Sublicense Agreement.

(f)Notwithstanding the last sentence of Section 2.7 of the Northwestern Agreements: (i) Northwestern shall only be a third party beneficiary of the Sublicense Agreement with regard to Section 7.3 of the Sublicense Agreement, pertaining to Ipsen’s compliance with its obligations as a sublicensee under the Northwestern Agreements; and (ii) with respect to any further sublicenses granted by Ipsen, Northwestern shall only be a third party beneficiary of such further sublicense agreements to the same extent as set forth in the preceding sentence with respect to the Sublicense Agreement

(g)Northwestern waives any right to receive notice of or audit Ipsen’s or its Affiliates’ or sublicensees’ subcontractors under Section 2.6 of the Northwestern Agreements.

(h)Notwithstanding Article 3 of the Northwestern Agreements, Exicure may disclose to Ipsen any documents or information provided by Northwestern pursuant to Article 7 or Article 8 of the Northwestern Agreements, in order to consult with and receive input from Ipsen regarding the exercise of Exicure’s rights thereunder.

(i)No party may assign or transfer this Side Agreement without the prior written consent of each other party, except that (i) Ipsen may assign this Side Agreement without such consent solely to a permitted assignee of the Sublicense Agreement and (ii) Exicure may assign this Side Agreement without such consent solely to a permitted assignee of each of the Sublicense Agreement, the 2011 Agreement and the 2014 Agreement. Any purported assignment, delegation or transfer in contravention of this Section (i) will be null and void. This Side Agreement will be binding on and inure to the sole benefit of the parties and their permitted successors and assigns.

(j)In the event any provision of this Side Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof in any other jurisdiction and the remaining provisions of this Side Agreement will remain in full force and effect. The parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be promptly reformed by the parties to effectuate the intent of the parties as evidenced on the date hereof.

(k)This Side Agreement is not intended to, nor shall it be deemed to, and does not, (a) grant Ipsen any right with respect to Exicure not granted by Exicure under the Sublicense Agreement, or (b) impose any obligation on Exicure not imposed by the Sublicense Agreement or the

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411
Northwestern Agreements. As between Ipsen and Exicure, to the extent of any conflict between this Side Agreement and the Sublicense Agreement, the Sublicense Agreement shall govern and control. This Side Agreement, together with the Sublicense Agreement, the 2011 Agreement and the 2014 Agreement, constitutes the entire, final, complete and exclusive agreement among the parties and supersedes all previous agreements or representations, written or oral. This Side Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Side Agreement shall not be construed for or against the drafter.

(l)Any waiver (express or implied) by any party of any term of this Side Agreement shall not constitute a waiver of any other or subsequent breach. The delay or failure to assert a right or to insist upon compliance with any term of this Side Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver.

(m)     This Side Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

[Signature page follows]

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411

In witness whereof, the parties have executed this Side Agreement by their duly authorized representatives on the date first written above.

NORTHWESTERN UNIVERSITY

By:	/s/ Alicia Löffler, Ph.D.
Alicia Löffler, Ph.D.
Executive Director, Associate Provost for Innovation and New Ventures, and Associate Vice President for Research

EXICURE, INC.

By:	/s/ David Giljohann, Ph.D.
David Giljohann, Ph.D.
Chief Executive Officer

IPSEN BIOPHARM LIMITED

By:
Name:
Title:

[Signature page to Side Agreement]

2430 N. Halsted St., 4th Floor Chicago, IL 60614 Ph: 847-673-1700, Fax: 847-556-6411

In witness whereof, the parties have executed this Side Agreement by their duly authorized representatives on the date first written above.

NORTHWESTERN UNIVERSITY

By:
Alicia Löffler, Ph.D.
Executive Director, Associate Provost for Innovation and New Ventures, and Associate Vice President for Research

EXICURE, INC.

By:
David Giljohann, Ph.D.
Chief Executive Officer

IPSEN BIOPHARM LIMITED

By:	/s/ Asad Ali
Name:	Asad Ali
Title:	Director

[Signature page to Side Agreement]